Exhibit 10.12

TERM NOTE 4 (with reducing revolver feature)

Note Date:	June 23, 2003	$5,000,000.00
Maturity Date:	June 1, 2008

FOR VALUE RECEIVED, LSCP, L.P., an Iowa limited partnership (“BORROWER”) promises to pay to the order of First National Bank of Omaha (“BANK”), at its principal office or such other address as BANK or holder may designate from time to time, the principal sum of Five Million and No/100 Dollars ($5,000,000.00), or the amount shown on the BANK’s records to be outstanding, plus interest (calculated on the basis of actual days elapsed in a 360-day year) accruing each day on the unpaid principal balance at the annual interest rates defined below.  Absent manifest error, the BANK’s records shall be conclusive evidence of the principal and accrued interest owing hereunder.

This promissory note is executed pursuant to a Construction Loan Agreement (“CONSTRUCTION LOAN AGREEMENT”) between BORROWER and BANK dated as of July 25,  2002, which, together will all amendments thereto, is collectively called the “AGREEMENT”.  All capitalized terms not otherwise defined in this note shall have the meanings provided in the CONSTRUCTION LOAN AGREEMENT.

INTEREST ACCRUAL.  Interest on the principal amount outstanding shall accrue based on a one month LIBOR +380 bps.  Interest shall be calculated on the basis of a 360-day year, counting the actual number of days elapsed.

REVOLVING FEATURE.  The BORROWER may reborrow, on a revolving basis, that principal amount repaid on this promissory note which remains at a variable interest rate.  Pursuant to this revolving loan feature the BANK will lend the BORROWER, from time to time until maturity of this note such sums in integral multiples of $10,000.00 as the BORROWER may request by reasonable same day notice to the BANK, received by the BANK not later than 11:00 A.M. on Friday, or the next BUSINESS DAY thereafter, each week but which shall not exceed in the aggregate principal amount at any one time outstanding, $5,000,000.00.  The BORROWER may borrow, repay and reborrow hereunder, from the date of this AGREEMENT until the maturity of this note, said amount or any lesser sum which is $10,000.00 or an integral multiple thereof.

INCENTIVE PRICING.  The interest rate applicable to this promissory note is subject to reduction after a date six months subsequent to CONSTRUCTION COMPLETION DATE, based on the business results of BORROWER.  In the event that BORROWER maintains the following ratios, measured monthly, the interest rates will adjust accordingly:

If INDEBTEDNESS to NET WORTH is:	Interest rate will be:
Greater than 1.30 : 1.00	One month LIBOR plus 380 basis points
Greater than 1.10 : 1.00, but less than or equal to 1.30 : 1.00	One month LIBOR plus 355 basis points
Greater than .90 : 1.00, but less than or equal to 1.10 : 1.00	One month LIBOR plus 330 basis points
Greater than .70: 1.00, but less than or equal to .90 : 1.00	One month LIBOR plus 305 basis points
Less than or equal to .70 : 1:00	One month LIBOR plus 280 basis points

Following repayment of TERM NOTE 3, when regular quarterly principal payments are applied to this note, the amount available to be borrowed under the revolving loan feature will be correspondingly reduced, so that the maximum amount outstanding under this promissory note will decrease accordingly.

REPAYMENT TERMS.  Interest and Principal shall be due and payable in the amounts described in the AGREEMENT, which will be applied to this Note and an additional Note, in the manner described in the AGREEMENT.  Any remaining principal balance, plus any accrued but unpaid interest, shall be fully due and payable on June 1, 2008, if not sooner paid.

PRE PAYMENT.  The BORROWER may prepay this promissory note in full or in part at any time.  Provided, however, a condition of any prepayment is that a fee shall be paid to BANK sufficient to make BANK whole for any expenses related to breaking fixed interest rates.  Each prepayment may be applied in inverse order of maturity or as the BANK in its sole discretion may deem appropriate.  Such prepayment shall not excuse the BORROWER from making subsequent payments each quarter until the indebtedness is paid in full.  No payment of EXCESS CASH FLOW shall be the cause of a payment to BANK for interest rate breakage fees or otherwise result in any prepayment fee.

ADDITIONAL TERMS AND CONDITIONS.  The LOAN AGREEMENT, and any amendments or substitutions, contains additional terms and conditions, including default and acceleration provisions, which are incorporated into this promissory note by reference.  The BORROWER agrees to pay all costs of collection, including reasonable attorneys fees and legal expenses incurred by the BANK if this promissory note is not paid as provided above.  This promissory note shall be governed by the substantive laws of the State of Nebraska.

WAIVER OF PRESENTMENT AND NOTICE OF DISHONOR.  BORROWER and any other person who signs, guarantees or endorses this promissory note, to the extent allowed by law, hereby waives presentment, demand for payment, notice of dishonor, protest, and any notice relating to the acceleration of the maturity of this promissory note.

(signatures on next page)

LSCP, L.P., an Iowa Limited Partnership By Little Sioux Corn Processors, L.L.C., Its General Partner

		By:	/s/ Daryl J. Haack
Daryl J. Haack, President of Little Sioux Corn Processors, L.L.C.

STATE OF IOWA	)
) ss.
COUNTY OF Cherokee	)

On this 20 day of June 2003, before me, the undersigned, a Notary Public, personally appeared Daryl J. Haack, President of Little Sioux Corn Processors, L.L.C., General Partner of LSCP, L.P., on behalf of said entity, who executed the foregoing instrument, and acknowledged that he executed the same as his voluntary act and deed.

[SEAL]	/s/ Becky J. Nothem
Notary Public

SCHEDULE I to Third Amendment to Construction Loan Agreement

AMORTIZATION SCHEDULE - US Rule, 360 Day Year

#	Date	Principal
1	01-Sep-03	323,497.83
2	01-Dec-03	323,268.13
2003 Totals		646,765.96

3	01-Mar-04	326,602.11
4	01-Jun-04	328,297.76
5	01-Sep-04	331,720.81
6	01-Dec-04	336,777.45
2004 Totals		1,323,398.13

7	01-Mar-05	341,810.48
8	01-Jun-05	342,254.96
9	01-Sep-05	345,823.54
10	01-Dec-05	350,872.34
2005 Totals		1,380,761.32

11	01-Mar-06	355,894,25
12	01-Jun-06	356,798.55
13	01-Sep-06	360,518.77
14	01-Dec-06	365,559.39
2006 Totals		1,438,770.96

15	01-Mar-07	370,569.71
16	01-Jun-07	371,953.15
17	01-Sep-07	375,831.38
18	01-Dec-07	380,863,49
2007 Totals		1,499,217.73

19	01-Mar-08	384,791.46
20	01-Jun-08	Entire remaining balance due